Pac-West Announces Second Quarter 2006 Results

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Revenues during the second quarter of 2006 increased 37.8% from the first quarter of 2006, and 23.3% from the second quarter of 2005, primarily due to receipt of administrative orders and settlements to make disputed payments and settlements for prior billings of $9.4 million in the second quarter of 2006, offset by lower revenue resulting from lower minutes of use.

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Minutes of use decreased 21.4% in the second quarter of 2006 from the first quarter of 2006, and 27.9% from the second quarter of 2005, primarily due to a more rapid than expected decline in the Internet dial-up business.

•	Net loss was $0.8 million in the second quarter of 2006 compared to a net loss of $4.3 million in the first quarter of 2006, and a net loss of $2.3 million in the second quarter of 2005.

•	Cash, cash equivalents and short-term investments decreased to $20.5 million at the end of the second quarter of 2006 from $23.8 million at the end of the first quarter of 2006.

Stockton, CA - August 11, 2006 - Pac-West Telecomm, Inc. (Nasdaq: PACW), a leading provider of next generation and traditional voice communications services, today announced its results for the second quarter of 2006.

Hank Carabelli, Pac-West’s President & CEO, commented, “While we expect that our mature products such as dial-up access to the Internet will continue to be an important line of business for us, we experienced in the second quarter of 2006 and expect to experience continuing declines in revenues associated with this business as a result of end-user migration from dial-up to broadband as well as industry consolidation. However, we believe that our growth products and nationwide network expansion, which are targeted at service providers who desire one-stop integrated communication services for communications technologies such as voice over Internet protocol (VoIP), present a significant growth opportunity for us - an opportunity that we plan to capitalize on to help offset our declining mature products.

Industry analysts such as IDC (as described in their May 2006 report on U.S. residential VoIP Services) believe that the VoIP opportunity is developing rapidly, and are increasing their estimates for VoIP adoption. We think our service offerings are well positioned to serve this market. In particular, we are of the view that service providers require broad national rate center coverage, which our expanded nationwide footprint will provide. In addition, regulators are beginning to require VoIP service providers to provide equivalent services to the traditional circuit switched infrastructure, such as 911 and CALEA, which our infrastructure platform will also provide. Further, new access methodologies such as wireless broadband are creating a third pipe to the home, and are spawning new service providers who wish to include voice in their services.”

During the second quarter we successfully concluded disputes with AT&T for $7.1 million, and various other carriers for $2.3 million, for unpaid services provided by Pac-West. These victories are the latest in a long list of wins by Pac-West over the course of many years towards creating a competitive landscape and enabling innovation in communication.

National Expansion:
In July we surpassed the mid-point of the initial phase of our planned national expansion by expanding our network coverage in existing markets, such as California, Washington, Oregon, Arizona and Nevada, as well as extending our network coverage by initiating service in Utah, Idaho, Colorado, Washington D.C., Pennsylvania, Florida, Maryland, Alabama, North Carolina, South Carolina, New Jersey and New York. More recently, we initiated service in Virginia, Delaware and Wisconsin. Our network now covers approximately 58% of our initial expansion target. We plan to expand our network coverage to cover all of our initial expansion target by the end of 2006. We expect that customer traffic on our network in each expansion market will initially be lead by our mature products and then followed by our growth products. Each expansion market is expected to go through a ramp-up period as customers test our network before building live traffic.

Growth Products:
Revenues from growth products increased 70.6% and minutes of use increased 70.0% in the second quarter compared to the first quarter of 2006, due primarily to new customers in our traditional markets. As expansion markets become operational, it is anticipated that both existing as well as new customers will increase utilization across our entire network. Further, we expect that the Pac-West/ VeriSign alliance product currently under development, which we currently believe will be introduced in the fourth quarter of 2006, in addition to our expanded network, will lead to additional utilization across our entire network.

Mature Products:
Revenues from mature products declined by 5.8% and minutes of use declined 60.0% in the second quarter compared to the first quarter of 2006. Declines in this product segment resulted from two primary factors; a continuing migration of dial-up end-users to broadband Internet access, and a reduction in traffic associated with a competitor, who is also a customer, building out their own network. Growth in mature products in expansion markets as they become available is anticipated to partially offset the impact of the more general trend of dial-up access migrating to broadband access.

Intercarrier Compensation:
Revenues from intercarrier compensation increased by 72.0% in the second quarter of 2006 compared to the first quarter of 2006 due primarily to receipt in the second quarter of 2006 of administrative orders and settlements to make disputed payments and settlements for prior billings of $9.4 million, while minutes of use declined by 22.4% between the same periods. In particular, we booked $7.1 million of revenue from AT&T as a result of an administrative order entered by the California Public Utilities Commission (CPUC) in the second quarter of 2006 in respect of a complaint over unpaid billings we filed with the CPUC in October 2004. Without these orders and settlements, our revenue would have declined primarily as a result of the decline in our mature products in our traditional markets.

Carabelli concluded, “We are enthusiastic about the future of our growth products as our expansion markets and alliance product with VeriSign become available. However, our mature dial-up product revenue is declining more rapidly than anticipated, decreasing our ability to internally fund our national expansion and new product development, in addition to creating more general financial and operational challenges. In an effort to address our financing needs, we have retained the services of a financial advisory firm, and together with such firm are in the process of exploring strategic alternatives, including raising additional debt or equity financing, entry into strategic relationships or joint ventures and merger and acquisitions.”

Operating Highlights
Second quarter total minutes of use decreased to 8.8 billion compared to 11.2 billion in the first quarter of 2006 and 12.2 billion in the second quarter of 2005, primarily due to a more rapid than expected decline in the Internet dial-up business as customers transition from dial-up to broadband.

Financial Highlights	Three months ended
($ in millions, except per share amounts)	June 30, 2006	Mar. 31, 2006	June 30, 2005
Total revenues	$27.0	$19.6	$21.9
Net loss	($0.8)	($4.3)	($2.3)
Diluted net loss per share	($0.02)	($0.11)	($0.06)
Cash, cash equivalents & short-term investments	$20.5	$23.8	$25.5
Minutes of use (billions)	8.8	11.2	12.2

Revenues - Second quarter revenues increased 37.8% from the first quarter of 2006, and 23.3% from the second quarter of 2005, primarily due to administrative orders to make disputed payments and settlements for prior disputed billings of $9.4 million during the second quarter of 2006, partially offset by a more rapid than expected decline in the Internet dial-up business.

Expenses - Second quarter network expenses increased 20.0% from the first quarter of 2006, primarily due to supplier credits received during the first quarter. Second quarter network expenses increased 11.3% from the second quarter of 2005, primarily due to increased expenses related to our national expansion, partially offset by former customers transitioning off our network as a result of the sale of substantially all of our enterprise customer base to TelePacific’s network.

Second quarter selling, general and administrative expenses (SG&A) increased 9.6% from the first quarter of 2006, and 20.2% from the second quarter of 2005, primarily due to costs associated with our national expansion plans.

Reimbursed transition expenses (RTE) relate to network and administrative services provided by the company under a Transition Service Agreement (TSA) entered into with TelePacific Corp. in connection with the sale of the enterprise customer base that obligates the company to provide transition services to TelePacific at our estimated cost. RTE remained relatively constant at $2.8 million in the second quarter of 2006, compared to $2.9 million in the first quarter of 2006 and $2.8 million in the second quarter of 2005.

Depreciation and amortization for the second quarter of 2006 was $3.1 million, an increase from $2.8 million in the first quarter of 2006, due primarily to new assets acquired in connection with our national expansion. Depreciation and amortization for the second quarter of 2006 decreased $0.1 million from $3.2 million in the second quarter of 2005 due to some assets becoming fully depreciated during the period, slightly offset by an increase in deprecation for new assets acquired in connection with our national expansion.

Net income (loss) - Net loss for the second quarter of 2006 was $0.8 million compared to a net loss of $4.3 million in the first quarter of 2006, and compared to a net loss of $2.3 million in the second quarter of 2005, due to factors discussed in the preceding paragraphs.

Liquidity - Cash, cash equivalents and short-term investments decreased $3.3 million to $20.5 at the end of the second quarter of 2006 from $23.8 million at the end of the first quarter of 2006 due primarily to costs associated with the national expansion and lower customer receipts.

Supplemental Financial and Operational Data
Additional supplemental financial and operational data can be accessed in a summary that is posted on Pac-West's website at www.pacwest.com/investor/supplemental. Pac-West's filings with the SEC are also available online at www.pacwest.com/investor.

About Pac-West Telecomm, Inc.
Pac-West is a provider of advanced communications services that enable traditional and next-generation providers, carriers, and service providers to efficiently design, deploy, and deliver integrated communication solutions. Currently, Pac-West has operations in California, Nevada, Washington, Arizona, Utah, Oregon, Idaho, Colorado, Alabama, Florida, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina and Washington, D.C. Founded in 1980, Pac-West Telecomm, Inc. has been offering communication services to its customers since 1982 and has been a leading provider of wholesale services to Internet Service Providers. For more information, visit www.pacwest.com.

Forward-Looking Statements
In this press release, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2005, as filed with the SEC on March 29, 2006, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our level of indebtedness; an inability to generate sufficient cash to service our indebtedness; regulatory and legal uncertainty with respect to intercarrier compensation payments received by us; other regulatory changes; the migration to broadband Internet access affecting dial-up Internet access; the loss of key executive officers could negatively impact our business prospects; an increase in our network expenses; migration of our enterprise customer base to U.S. TelePacific Corp. occurring sooner than contemplated; the possible delisting of our common shares from the Nasdaq Capital Market; customer acceptance of products, such as VoIP; and our principal competitors for local services and potential additional competitors have advantages that may adversely affect our ability to compete with them.

For more information, reporters may contact:
John Amaya
Pac-West
209-926-4195
jamaya@pacwest.com

For more information, investors may contact:
Reid Cox
Pac-West
209-926-3417
rcox@pacwest.com

Pac-West Telecomm, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	2006	2005	2006	2005
Revenues	$27,028	$21,869	$46,656	$50,000
Costs and expenses:
Network expenses (exclusive of depreciation shown separately below)	10,805	9,707	19,805	20,273
Selling, general and administrative	14,940	12,448	28,522	27,121
Reimbursed transition expenses	(2,766)	(2,848)	(5,670)	(2,848)
Depreciation and amortization	3,113	3,234	5,945	6,984
Restructuring charges	250	222	265	606
Total operating expenses	26,342	22,763	48,867	52,136
Income (loss) from operations	686	(894)	(2,211)	(2,136)
Interest expense, net	1,529	1,301	2,904	4,107
Other (income) expense, net	(16)	107	(16)	(21,789)
(Loss) income before income taxes	(827)	(2,302)	(5,099)	15,546
Income tax expense	-	13	-	522
Net (loss) income	$(827)	$(2,315)	$(5,099)	$15,024

Basic weighted average number of shares outstanding	37,599	36,896	37,404	36,870
Diluted weighted average number of shares outstanding	37,599	36,896	37,404	38,867
Basic net (loss) income per share	($0.02)	($0.06)	($0.14)	$0.41
Diluted net (loss) income per share	($0.02)	($0.06)	($0.14)	$0.39

Condensed Consolidated Balance Sheets
(In thousands)
			June 30, 2006 (unaudited)	Dec. 31, 2005
Cash, cash equivalents and short-term investments			$20,494	$26,681
Trade accounts receivable, net			16,076	7,806
Prepaid expenses and other current assets			3,438	4,299
Total current assets			40,008	38,786
Property and equipment, net			44,729	39,458
Other assets, net			858	1,079
Total assets			$85,595	$79,323

Accounts payable and accrued liabilities			$17,257	$12,931
Other current liabilities			20,017	9,563
Total current liabilities			37,274	22,494
Long-term debt			39,497	43,350
Other liabilities, net			307	242
Total liabilities			77,078	66,086
Stockholders' equity			8,517	13,237
Total liabilities and stockholders' equity			$85,595	$79,323